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                                                                  EXHIBIT (j)(2)



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A ("Registration Statement") of our report dated February 11, 2002, relating to the financial statements and financial highlights of the Eaton Vance VT Worldwide Health Sciences Fund (the "Fund") which appears in the December 31, 2001 Annual Report to Shareholders of the Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Service Providers" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
------------------------------
PRICEWATERHOUSECOOPERS LLP



Boston, Massachusetts
April 25, 2002